Amendment No. 12 to Administration, Bookkeeping and Pricing Services Agreement

This Amendment No. 12 dated November 15, 2018 (this “Amendment”) is to the Administration, Bookkeeping and Pricing Services Agreement dated May 1, 2012, as amended, (the “Agreement”), between ALPS Fund Services, Inc., a Colorado corporation (“ALPS”) and Segall Bryant & Hamill Trust, a Massachusetts business trust (the “Trust”).

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Appendix A to the Agreement is replaced in its entirety with the new Appendix A attached hereto and incorporated by reference herein.

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

SEGALL BRYANT & HAMILL TRUST		ALPS FUND SERVICES, INC.

By:	/s/ Jasper R. Frontz	By:	/s/ Rahul Kanwar
Name:	Jasper R. Frontz	Name:	Rahul Kanwar
Title:	Treasurer and Chief Compliance Officer	Title:	Authorized Representative

Appendix A

(effective as of December 21, 2018)

List of Portfolios

Segall Bryant & Hamill Micro Cap Fund

Segall Bryant & Hamill Small Cap Value Dividend Fund

Segall Bryant & Hamill Small Cap Growth Fund

Segall Bryant & Hamill Smid Cap Value Dividend Fund

Segall Bryant & Hamill Mid Cap Value Dividend Fund

Segall Bryant & Hamill Large Cap Dividend Fund

Segall Bryant & Hamill Fundamental International Small Cap Fund

Segall Bryant & Hamill Global Large Cap Fund

Segall Bryant & Hamill Plus Bond Fund

Segall Bryant & Hamill Quality High Yield Fund

Segall Bryant & Hamill Municipal Opportunities Fund

Segall Bryant & Hamill Colorado Tax Free Fund

Segall Bryant & Hamill Short Term Plus Fund